Exhibit 99.1

For Immediate Release

Contact:	Joel S. Marcus
Chief Executive Officer
Alexandria Real Estate Equities, Inc.
(626) 578-9693

ALEXANDRIA REAL ESTATE EQUITIES, INC.

ANNOUNCES REDEMPTION OF

8.375% SERIES C PREFERRED STOCK

PASADENA, CA. — March 8, 2012 — Alexandria Real Estate Equities, Inc. (NYSE:ARE) announced today that it will redeem all 5,185,500 of its outstanding shares of 8.375% Series C Cumulative Redeemable Preferred Stock (NYSE: ARE PrC) (CUSIP 015271406) on April 13, 2012.  The Series C Preferred Stock will be redeemed at a redemption price of $25.00 per share.  As previously announced, the $0.5234375 per share dividend on the Series C Preferred Stock for the first quarter of 2012 will be paid separately on April 13, 2012 to holders of record of the Series C Preferred Stock as of March 30, 2012.

The notice of redemption will be mailed to record holders of the shares of the Series C Preferred Stock on or about March 13, 2012.  Questions regarding the redemption of the Series C Preferred Stock should be directed to the redemption agent, American Stock Transfer & Trust Company, LLC at 6201 15th Avenue, Brooklyn, New York 11219 or by telephone at 877-248-6417 or 718-921-8317.

Alexandria Real Estate Equities, Inc., Landlord of Choice to the Life Science Industry®, is the largest owner and preeminent REIT, and leading life science real estate company, focused principally on science-driven cluster development through the ownership, operation, management, and selective acquisition, development, and redevelopment of properties containing life science laboratory space.  Alexandria is the leading provider of high-quality, environmentally sustainable real estate, technical infrastructure, and services to the broad and diverse life science industry.  Client tenants include institutional (universities and independent non-profit institutions), pharmaceutical, biotechnology, medical device, product, and service entities and government agencies.  The Company’s operating platform is based on the principle of “clustering,” with assets and operations located adjacent to life science entities driving growth and technological advances within each cluster.  As of December 31, 2011, the Company’s asset base contained 173 properties approximating 15.3 million rentable square feet, composed of approximately 13.6 million rentable square feet of operating properties, approximately 818,020 rentable square feet undergoing active development, and approximately 919,857 rentable square feet undergoing active redevelopment.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are based on the Company’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur.  Actual results may differ materially from those contained in or implied by the Company’s forward-looking statements as a result of a variety of factors, including, without limitation, the risks and uncertainties detailed in its filings with the Securities and Exchange Commission.  All forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update this information.  For more discussion relating to risks and uncertainties that could cause actual results to differ materially from those anticipated in the Company’s forward-looking statements, and risks and uncertainties to the Company’s business in general, please refer to the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q.

# # #